EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Edible Garden AG Inc. on Form S-1 Amendment No. 4 File No. 333-260655 of our report dated March 24, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated balance sheets of Edible Garden AG Inc. as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2021, the period from January 1, 2020 to March 31, 2020 (Predecessor operations), and the period from March 28, 2020 to December 31, 2020 (Successor operations), which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

April 6, 2022